NEWS RELEASE

FOR IMMEDIATE RELEASE

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2024
THIRD QUARTER RESULTS, DECLARES DIVIDEND

BOSTON (October 25, 2024) - The Federal Home Loan Bank of Boston announced its preliminary, unaudited third quarter results for 2024, reporting net income of $60.4 million for the quarter. The Bank expects to file its quarterly report on Form 10-Q for the quarter ending September 30, 2024, with the U.S. Securities and Exchange Commission next month.

The Bank's board of directors has declared a dividend equal to an annual yield of 8.36%, the daily average of the Secured Overnight Financing Rate for the third quarter of 2024 plus 300 basis points. The dividend, based on average stock outstanding for the third quarter of 2024, will be paid on November 4, 2024. As always, dividends remain at the discretion of the board.

“FHLBank Boston’s solid financial performance continues to support a broad range of liquidity and funding solutions for our members, along with existing programs and initiatives that improve housing affordability and increase community development throughout New England,” said President and CEO Timothy J. Barrett. “We were pleased to recently launch the CDFI Advance focused on helping Community Development Financial Institutions and the Permanent Rate Buydown product designed to make homeownership more attainable for lower-income households through interest-rate reductions of up to 2 percentage points.”

Third Quarter 2024 Operating Highlights

The Bank’s overall results of operations are influenced by the economy, interest rates and members' demand for advances. During the third quarter of 2024, the Federal Open Market Committee (FOMC) lowered the target range for the federal funds rate by 50 basis points, to between 475 and 500 basis points. During the quarter, the yield curve remained inverted as intermediate- and long-term interest rates decreased substantially reflecting a weaker economic outlook.

The Bank recently launched the Permanent Rate Buydown product for mortgage loans purchased from participating financial institutions that is designed to make homeownership more attainable for lower income households. The product enables our bank and credit union members that utilize the Mortgage Partnership Finance® (MPF®) Program to reduce interest rates paid by income-eligible borrowers by up to 2 percentage points.

Net income for the three months ended September 30, 2024, was $60.4 million, compared with net income of $70.1 million for the same period of 2023, primarily the result of a decrease in net interest income after reduction of credit losses of $14.3 million, offset by an increase in other income of $3.4 million. These results led to a $6.7 million statutory contribution to the Bank's Affordable Housing Program for the quarter. In addition, the Bank made a voluntary contribution of $507,000 to the Affordable Housing Program and a $4.6 million contribution to our discretionary housing and community investment programs(5) for the quarter ended September 30, 2024.

Net interest income after reduction of credit losses for the three months ended September 30, 2024, was $89.8 million, compared with $104.1 million for the same period in 2023. The $14.3 million decrease in net interest income after provision for credit losses was primarily driven by a $13.5 million increase in mortgage-backed security net amortization, and a $9.4 million unfavorable variance in net unrealized gains and losses on fair value hedge ineffectiveness, both attributable to a decrease in intermediate- and long-term interest rates during the quarter ended September 30, 2024, compared to an increase in intermediate- and long-term interest rates during the same period in 2023. The decrease in net interest income after reduction of credit losses was partially offset by increases of $3.4 billion, $2.5 billion, and $572.9 million in our average advances, mortgage-backed securities, and mortgage loan portfolios, respectively.

Net interest spread was 0.19% for the three months ended September 30, 2024, a decrease of eight basis points from the same period in 2023, and net interest margin was 0.52%, a decrease of 13 basis points from the three months ended September 30, 2023. The decrease in net interest spread and margin was primarily attributable to the substantial decrease in intermediate- and long-term interest rates.

September 30, 2024 Balance-Sheet Highlights

Total assets increased $5.3 billion, or 7.8%, to $72.4 billion at September 30, 2024, up from $67.1 billion at year-end 2023. Total investments were $26.1 billion at September 30, 2024, an increase of $5.0 billion from $21.2 billion at the prior year end, driven primarily by growth in short-term investments and mortgage-backed securities. Mortgage loans totaled $3.5 billion at September 30, 2024, an increase of $484.2 million from year-end 2023 as mortgage sales to the Bank increased. Advances totaled $42.0 billion at September 30, 2024, a modest increase of $48.2 million from year-end 2023.

Total capital at September 30, 2024, was $3.8 billion, an increase of $268.7 million from $3.5 billion at year-end 2023. During 2024, capital stock increased by $119.0 million, primarily attributable to the increase in advances. Total retained earnings grew to $1.9 billion during 2024, an increase of $82.8 million, or 4.6%, from December 31, 2023. Of this amount, restricted retained earnings(3) totaled $492.8 million at September 30, 2024. Accumulated other comprehensive loss totaled $227.7 million at September 30, 2024, an improvement of $66.9 million from accumulated other comprehensive loss as of December 31, 2023.

The Bank was in compliance with all regulatory capital ratios at September 30, 2024, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at June 30, 2024.(1)

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Contact:
Adam Coldwell
617-292-9774
adam.coldwell@fhlbboston.com

"Mortgage Partnership Finance," and "MPF," are registered trademarks of the Federal Home Loan Bank of Chicago.

Federal Home Loan Bank of Boston
Balance Sheet Highlights
(Dollars in thousands)
(Unaudited)

	9/30/2024	6/30/2024	12/31/2023
ASSETS
Cash and due from banks	$50,242	$50,096	$53,412
Advances	42,006,806	42,294,369	41,958,583
Investments (2)	26,137,824	22,436,579	21,167,632
Mortgage loans held for portfolio, net	3,543,560	3,345,541	3,059,331
Other assets	658,409	642,793	903,316
Total assets	$72,396,841	$68,769,378	$67,142,274

LIABILITIES
Consolidated obligations, net	$67,279,657	$63,692,005	$62,249,289
Deposits	765,831	891,137	922,879
Other liabilities	543,995	504,270	431,492

CAPITAL
Class B capital stock	2,161,471	2,094,276	2,042,453
Retained earnings - unrestricted	1,380,713	1,375,438	1,339,546
Retained earnings - restricted (3)	492,833	480,759	451,154
Total retained earnings	1,873,546	1,856,197	1,790,700
Accumulated other comprehensive loss	(227,659)	(268,507)	(294,539)
Total capital	3,807,358	3,681,966	3,538,614
Total liabilities and capital	$72,396,841	$68,769,378	$67,142,274

Total regulatory capital-to-assets ratio	5.6%	5.8%	5.7%
Ratio of market value of equity (MVE) to par value of capital stock (4)	171%	168%	170%

Income Statement Highlights
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	9/30/2024	6/30/2024	9/30/2023	9/30/2024	9/30/2023

Total interest income	$911,873	$933,331	$851,503	$2,736,507	$2,591,521
Total interest expense	822,086	825,076	747,374	2,428,623	2,295,844
Net interest income	89,787	108,255	104,129	307,884	295,677
Net interest income after provision for credit losses	89,791	108,655	104,137	307,688	295,592
Other income	5,483	3,212	2,067	11,303	10,071
Operating expense	19,652	19,316	18,679	58,648	54,514
Federal Housing Finance Agency and Office of Finance	2,366	2,323	2,765	6,952	8,138
AHP voluntary contribution	507	1,345	—	1,852	2,000
Discretionary housing and community investment programs (5)	4,567	9,802	6,105	16,673	9,357
Other expense	1,093	1,092	790	3,278	2,917
AHP assessment	6,720	7,809	7,798	23,193	22,915
Net income	$60,369	$70,180	$70,067	$208,395	$205,822

Performance Ratios: (6)
Return on average assets	0.34%	0.40%	0.43%	0.40%	0.39%
Return on average equity (7)	6.57%	7.75%	8.27%	7.74%	7.74%
Net interest spread	0.19%	0.28%	0.27%	0.25%	0.23%
Net interest margin	0.52%	0.63%	0.65%	0.60%	0.57%

(1)    For additional information on the Bank's capital requirements, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 15, 2024 (the 2023 Annual Report).
(2)    Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.
(3)    The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain amount, generally not less than 20% of each of quarterly net income and adjustments to prior net income, to a restricted retained earnings account until a total required allocation is met. Amounts in the restricted retained earnings account are unavailable to be paid as dividends, which may be paid from current net income and unrestricted retained earnings. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2023 Annual Report.
(4)    MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2023 Annual Report.
(5)    We have certain discretionary subsidized advance and grant programs, including our Jobs for New England (JNE), Housing Our Workforce (HOW), and Lift Up Homeownership programs. For additional information see Item 1 — Business — Targeted Housing and Community Investment Programs in the 2023 Annual Report. In 2024, the Bank also launched the Permanent Rate Buydown product which enables our participating financial institutions that utilize the MPF Program to reduce interest rates paid by income-eligible borrowers by up to 2 percentage points, and a subsidized advance program targeting certified, non-depository community development financial institutions (CDFIs) to support the development of affordable housing, job creation/small business growth and the expansion of community facilities in distressed communities throughout New England.

(6)    Yields for quarterly periods are annualized.
(7)    Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and total retained earnings.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank’s plans, objectives, projections, estimates, or predictions. These statements are based on the Bank's expectations as of the date hereof. The words “preliminary,” "expectations," “anticipates,” “will,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends and expectations for advances balances, mortgage-loan investments, and net income are forward-looking statements, among other forward-looking statements herein.

The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization and accretion of premiums and discounts on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; the allowance for credit losses on investment securities and mortgage loans; instability in the credit and debt markets; economic conditions (including the United States’ credit rating and its effect on the Bank); changes in demand for advances or consolidated obligations of the Bank or the Federal Home Loan Bank system; changes in interest rates; volatility of market prices, rates, and indices that could affect the value of financial instruments; the Bank's ability to execute its business model and pay future dividends; and prepayment speeds on mortgage assets. In addition, the Bank reserves the right to change its plans for any programs for any reason, including but not limited to, legislative or regulatory changes, changes in membership, or changes at the discretion of the board of directors. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular plan, objective, projection, estimate or prediction is realized, and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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